 Exhibit 1

AMENDMENT TO NOTE, WARRANT AND SECURITY AGREEMENT

This AMENDMENT TO SECURED CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made and effective as of January 14, 2011, by and between DayStar Technologies, Inc. (the “Company”), and  Dynamic Worldwide Solar Energy, LLC (the “Holder”).

WHEREAS, the Company issued to the Holder a First Secured Convertible Promissory Note dated April 29, 2010 (as amended to date, the “Note”); and

WHEREAS, the Company and the Holder have agreed to further amend the Note to extend the Maturity Date (as defined in the Note) to April 22, 2011;

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.     The Maturity Date of the Note, as defined in Section 3.a of the Note, is hereby amended to be April 22, 2011.

2.     Section 3.e of the Note is hereby deleted and replaced in its entirety by the following:

“Prepayment. Payor may, at any time and from time to time, prepay all or any part of this Note prior to the Maturity Date, but only by giving Holder at least fifteen (15) days advance written notice of Payor’s intent to prepay this Note, specifying the date on which such prepayment will be made and the amount of such prepayment, whereupon Holder shall have the right to convert, pursuant to Section 2.a above, all or any part of the entire outstanding principal amount of this Note plus the accrued interest on the then outstanding balance, on or before the date scheduled for such prepayment. In the event that Payor shall intend to pay all or any part of the Note on the Maturity Date or, in the event that Payor shall default in paying this Note in full on the Maturity Date and thereafter shall intend to pay at any time all or any part of this Note, Payor shall give Holder at least fifteen (15) calendar days advance written notice of Payor’s intent to make such payment, specifying the date on which such payment will be made and the amount of such payment, and Holder shall have the right to convert, pursuant to Section 2.a, all or any part of the entire outstanding principal amount of this Note plus the accrued interest on the then outstanding balance, on or before the date scheduled for such prepayment.”

3.     The Company re-confirms that, as of the date hereof, the Conversion Price (as defined in the Note) is $0.90 per share and the maximum number of shares of Common Stock (as defined in the Note) issuable upon conversion of the Note is 722,222.It is understood that all conversions of the Note into shares of Common Stock shall be applied first as conversions of the principal amount until the entire principal amount has been converted. In the event that Holder shall have converted the Note into the aforesaid 722,222 maximum number of shares and, after such conversion at the Conversion Price, there shall remain unpaid accrued interest under the

Note, Payor shall pay to Holder the amount of such unpaid accrued interest in cash at the time of such final conversion. Subject to the foregoing limitation on the maximum number of shares of Common Stock issuable upon conversion of the Note, nothing contained herein shall preclude Holder, in its sole discretion, at any time (and from time to time) from and after the date hereof, while the Note shall remain outstanding, from converting all or any part of the entire outstanding principal amount of the Note plus the accrued interest on the then outstanding balance, pursuant to Section 2.a of the Note.

4.     Except to the extent amended hereby, the Note shall continue in full force and effect and shall not be otherwise affected by this Amendment.  The parties agree that to the extent the modifications to the Note made pursuant to this Agreement may result in the issuance by the Company of shares of its Common Stock in violation of stockholder approval requirements of Nasdaq Stock Market Rule 5635, the Company shall not issue such shares without first complying with such rule.

5.     This Amendment has been authorized by all necessary action of the Company and the Holder and shall be governed by and construed in accordance with the laws of the State of Delaware, as such laws are applied to contracts to be entered into and performed entirely in the State of Delaware by Delaware residents.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.  This Amendment may be executed by facsimile or electronic signature.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

DayStar Technologies, Inc.	Dynamic Worldwide Solar Energy, LLC

By: /s/ Magnus Ryde	By: /s/ Robert Entler
Name: Magnus Ryde	Name: Robert Entler
Title: Authorized Signatory	Title: Authorized Signatory

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